FILED PURSUANT TO RULE 433

FILE NO. 333-214120

CITIGROUP INC.

$2,250,000,000

2.900% SENIOR NOTES DUE 2021

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	December 1, 2016

Settlement Date:	December 8, 2016 (T+5 days)

Maturity:	December 8, 2021

Par Amount:	$2,250,000,000

Treasury Benchmark:	1.750% due November 30, 2021

Treasury Price:	$99-11 1⁄4

Treasury Yield:	1.887%

Re-offer Spread to Benchmark:	T5+105 bp

Re-offer Yield:	2.937%

Semi-Annual Coupon:	2.900%

Public Offering Price:	99.829%

Net Proceeds to Citigroup:	$2,238,840,000 (before expenses)

Interest Payment Dates:	The 8th of each June and December, beginning June 8, 2017. Following business day convention applicable

Day Count:	30 / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after June 8, 2017 and prior to November 8, 2021, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus dated October 14, 2016 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to November 8, 2021, plus 0.200%.

We may redeem the notes, at our option, in whole, but not in part, on or after November 8, 2021 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967LC3

ISIN:	US172967LC35

Sole Book Manager:	Citigroup Global Markets Inc.

CITIGROUP INC.

$2,250,000,000

2.900% SENIOR NOTES DUE 2021

Senior Co-Managers:	Commonwealth Bank of Australia
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
SG Americas Securities, LLC
Skandinaviska Enskilda Banken AB (publ)
TD Securities (USA) LLC
UniCredit Capital Markets LLC

Junior Co-Managers:	ABN AMRO Securities (USA) LLC
Academy Securities, Inc.
Blaylock Beal Van, LLC
BMO Capital Markets Corp.
C.L. King & Associates, Inc.
Capital One Securities, Inc.
CastleOak Securities, L.P.
Danske Markets Inc.
Great Pacific Securities
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Lebenthal & Co., LLC
Loop Capital Markets LLC
Mischler Financial Group, Inc.
Multi-Bank Securities, Inc.
nabSecurities, LLC
Regions Securities LLC
Samuel A. Ramirez & Company, Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-214120. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.